ALICO ANNOUNCES SIGNING OF FORECLOSURE AGREEMENT

 La Belle, FL., July 23, 2010 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that a Lee County judge signed a Final Summary Judgment of Foreclosure pertaining to a mortgage on a parcel of land in Lee County sold by Alico’s Alico-Agri, Ltd subsidiary to Ginn-La Naples, Ltd., LLLP.

Under the terms of the foreclosure, a date has been set for public auction for Wednesday, August 18, 2010 at 9:00 am EDT.  Alico-Agri, by virtue of its mortgage, has the option to retain the property up to a bid of $52.2 million, allow for the sale of the property to a third party bidder, or place bids in excess of the mortgage amount.  In the event that a bid exceeds the mortgage balance, the property will be awarded to the highest bidder.  Alico-Agri additionally holds $1.7 million of tax certificates on the property, which must be redeemed by a third party if the third party is the winning bidder.

If the property is retained by Alico-Agri, the net effect of the transaction would be to cancel the mortgage note, reduce accrued commissions payable, surrender the tax certificates and reclassify the net balance of $6.5 million as basis in the property (calculated as the mortgage balance of $52.2 million less deferred revenue of $45.1 million plus accrued interest of $0.3 million reduced by accrued commissions of $2.6 million plus $1.7 million tax certificates).

If the property is acquired by a third party bidder, the transaction will be treated as a sale.  For book purposes the Company will recognize taxes to the extent of any gain or loss recognized from a sale of the property.  For income tax purposes, the Company will utilize a deferred tax asset related to the property which will serve to offset any income tax for a sales price up to the mortgage amount, with any sale of the property below the mortgage amount generating a tax loss.

The property consists of a 4,157 acre parcel located next to Florida Gulf Coast University in Lee County, Florida. The property has two approved Development Orders, one for a 336 unit residential community and the second for a 27-hole golf course. A portion of the property is an active aggregate mine. Under the terms of the foreclosure and the contract, Alico-Agri released 399 acres of property (outside of the areas associated with the two development orders) to Ginn-La Naples in recognition of prior principal payments.

Alico’s President and CEO JD Alexander stated, “This will likely bring final resolution to this matter.  The parcel is strategically positioned in an area which has historically seen high growth due to its proximity to the Southwest Florida Regional Airport and Florida Gulf Coast University.  We continue to evaluate our options regarding the future use of this property.”

About Alico, Inc.
Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.